Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

Authentidate Holding Corp. Reports Fiscal 2012 First Quarter Financial Results

- Company to Host Investor Conference Call Tuesday, November 15th at 4:30 pm ET -

BERKELEY HEIGHTS, NJ – November 10, 2011 — Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced financial results for the fiscal 2012 first quarter ended September 30, 2011.

Selected highlights for the quarter include:

•	Deployed our infrastructure at the U.S. Department of Veterans Affairs (VA) location in Austin TX to support our VA telehealth project.

•

Improved top line results for the quarter over the same period last year and added new projects for our Inscrybe® Healthcare solutions and our ExpressMDTM Electronic House CallTM telehealth solution, including KC’s Home Health Care, Inc. which was previously announced.

After the end of the quarter we received our security clearance for the VA project and strengthened our balance sheet with net proceeds of approximately $3.64 million from a registered direct offering of our common stock and warrants completed in October 2011.

Ben Benjamin, Chief Executive Officer of Authentidate, stated, “During fiscal 2012 we have continued to make solid progress with each of our core service offerings and have added some additional sales and support staff, as evidenced by the increase in our expenses for the period, to better position the company to take advantage of our near term opportunities. With respect to our VA telehealth project, we have deployed our infrastructure at the primary project site in Austin TX and have received our security clearance to operate. While this process has taken longer than we expected and delayed our ability to generate revenues, we have made significant progress and believe we are close to moving to the next phase of our project. We continue to work with project directors at the VA to implement our solutions as quickly as possible and we have been meeting with regional purchasing coordinators to demonstrate our telehealth products and services. As the VA enters into its new budget cycle for fiscal 2012 that started in October, we believe we are well positioned for significant growth as we start taking orders for this project and we are gearing up to manufacture additional product to support the VA as well as other growth in this market. Regarding our other solutions, we have begun to work with some new customers for our hospital discharge solution which we believe will give us additional momentum in this market and we are continuing to experience increased customer interest in this solution as well as our referral and order management solution as hospitals and other healthcare providers look for ways to manage costs, comply with new rules and regulations and coordinate care for their patients. As always, we will update our shareholders as opportunities in our marketplace develop.”

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Mr. Benjamin concluded, “Although revenues increased for the quarter compared to the prior year period, we are not satisfied with the pace of our revenue growth. Based on customer interest, we believe market awareness of our solutions is increasing and that we are well positioned for increased revenue growth from each of our product and service offerings as we move through fiscal 2012 and beyond. We strengthened our balance sheet with the net proceeds from our registered direct offering in October which will help to support our growth initiatives as our markets develop. While economic conditions remain very challenging, we believe we will benefit from government healthcare reforms that begin to take effect in January 2012 as well as industry trends that are all geared towards significantly reducing costs, shortening the length of hospital stays, reducing hospital readmissions, shifting patient care towards wellness and preventative care programs and automating healthcare records and processes. We believe the fundamental value proposition of healthcare information technology remains strong and that our products and services will help contribute to a more efficient healthcare system.”

Total revenues for the three months ended September 30, 2011 were approximately $751,000 compared to $705,000 for the same period last year. These results reflect an increase in revenues from our telehealth products and services partly offset by lower revenues from our hosted software services due primarily to the acquisition of one of our customers and the related contract expiration. Total revenues for the first quarter of fiscal 2012 decreased approximately 3.6% compared to the fourth quarter of fiscal 2011 due primarily to lower hosted services revenues for the current period which were offset in part by higher telehealth revenues.

Net loss from continuing and discontinued operations for the quarter ended September 30, 2011 was $1,915,000, or $0.04 per share, compared to $1,597,000, or $0.04 per share, for the prior year period. The net loss for the quarter reflects higher selling expenses, special shareholder meeting costs and stock compensation expenses which offset higher revenues for the period. The net loss for the prior year period also reflects a gain on the sale of certain non-core assets of approximately $351,000 offset in part by a loss from discontinued operations of approximately $186,000.

At September 30, 2011, cash, cash equivalents and marketable securities amounted to approximately $938,000 and working capital for continuing operations was approximately $3,155,000. In October 2011, the company received net proceeds of approximately $3,638,000 from a registered direct offering of its common stock and warrants which will be used for working capital and general corporate purposes, including to support opportunities for future growth.

Conference Call Details

Management will host a conference call on Tuesday, November 15, 2011, at 4:30 p.m. ET, to discuss the fiscal first quarter financial results. The dial-in number for callers in the U.S. is (877) 869-3847 and the dial in number for international callers is (201) 689-8261.

A dial-in replay of the call will be available through November 29, 2011. To access the replay, please dial (877) 660-6853 in the U.S. and (201) 612-7415 internationally, and then enter the account # 373, conference ID # 382319.

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About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Our products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

About ExpressMD Solutions

ExpressMD Solutions is a joint venture formed by Authentidate Holding Corp. and EncounterCare Solutions (ECSL) to provide web-based telehealth services and home healthcare equipment dedicated to the advancement of in-home patient healthcare and improved chronic condition outcomes. The complete ExpressMD telehealth solution combines Electronic House Call, an FDA 510(k) cleared in-home patient vital signs monitoring system with a web application that streamlines the practitioner’s job anywhere they have Internet or a Windows mobile communication device.

For more information about ExpressMD Solutions, visit www.expressmdsolutions.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. ExpressMD is a trademark of ExpressMD Solutions, LLC. All other trade names are the property of their respective owners.

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)	September 30, 2011 Unaudited	June 30, 2011
Assets
Current assets
Cash and cash equivalents	$516	$1,444
Restricted cash	256	256
Marketable securities	422	980
Accounts receivable, net	382	423
Inventory	4,505	4,569
Prepaid expenses and other current assets	629	557

Total current assets	6,710	8,229
Property and equipment, net	766	680
Other assets
Software development costs, net	564	695
Other assets	1,223	1,231

Total assets	$9,263	$10,835

Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,446	$3,198
Deferred revenue	109	92

Total current liabilities	3,555	3,290
Long-term deferred revenue	140	140

Total liabilities	3,695	3,430

Commitments and contingencies
Redeemable preferred stock	3,007	2,931
Shareholders’ equity
Common stock, $.001 par value; 75,000 shares authorized, 46,347 and 46,323 issued and outstanding on September 30, and June 30, 2011 , respectively	46	46
Additional paid-in capital	172,883	172,786
Accumulated deficit	(170,368)	(168,358)

Total shareholders’ equity	2,561	4,474

Total liabilities, redeemable preferred stock and shareholders’ equity	$9,263	$10,835

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations Data

(Unaudited)

	Three Months Ended September 30,
(in thousands, except per share data)	2011	2010

Revenues
Hosted software services	$637	$680
Telehealth products and services	114	25

Total revenues	751	705
Operating expenses
Cost of revenues	548	525
Selling, general and administrative	1,693	1,472
Product development	208	202
Depreciation and amortization	217	282

Total operating expenses	2,666	2,481

Operating loss	(1,915)	(1,776)
Other income, net	—	365

Loss from continuing operations	(1,915)	(1,411)
Loss from discontinued operations	—	(186)

Net loss	$(1,915)	$(1,597)

Basic and diluted loss per common share
Continuing operations	$(0.04)	$(0.04)
Discontinued operations	—	(0.00)

Basic and diluted loss per common share	$(0.04)	$(0.04)

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